EXHIBIT 5

April 20, 2004

Patterson Dental Company

1031 Mendota Heights Road

St. Paul, Minnesota 55120

Re:	Patterson Dental Company

Registration Statement on Form S-8

Stock Option Plan for Canadian Employees

Ladies and Gentlemen:

In connection with the registration on Form S-8 under the Securities Act of 1,000,000 shares of common stock to be issued under the Patterson Dental Company Stock Option Plan for Canadian Employees, I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion and, based thereon, I advise you that, in my opinion, when such shares have been issued and sold pursuant to the applicable provisions of the plan and in accordance with the registration statement, such shares will be validly issued, fully paid and nonassessable shares of Patterson Dental Company’s common stock.

I hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

Very truly yours,

/s/ Matthew L. Levitt

Matthew L. Levitt Secretary and General Counsel Patterson Dental Company